CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the inclusion of our reports dated April 14, 2000 included in Pointe Communications Corporation's Annual Report on Form 10-K for the year ending December 31, 1999 as well as the incorporation by reference of such reports into the Company's previously filed Registration Statement File Nos. 333-61061, 333-84927, and 333-61037.




Atlanta,  Georgia
April  14,  2000


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